Exhibit 2.24

VIRIDIAN PARTNERS, LLC

VIRIDIAN PARTNERS II, LLC

January 19, 2011

Aveon Holdings I L.P.

Aveon Holdings II L.P.

c/o The Aveon Group L.P.

The America’s Cup Building

30 Doaks Lane

Marblehead, MA 01945

Gentlemen:

Reference is hereby made to that certain (i) Purchase Agreement (as amended or otherwise modified from time to time in accordance with its terms, the “Purchase Agreement”), dated as of August 4, 2010 and amended on December 2, 2010 and January 11, 2011, by and among Aveon Holdings I L.P., a Delaware limited partnership (“Aveon I”), Viridian Partners, LLC, a Delaware limited liability company (“Viridian Partners”), the individuals set forth on the signature page thereto as the “Sellers” and, solely for purposes of the guaranty therein, The Aveon Group L.P., a Delaware limited partnership (“Parent”); (ii) Letter Agreement Regarding Change in Structure (as amended or otherwise modified from time to time in accordance with its terms, the “Letter Agreement Regarding Change in Structure”), dated as of December 2, 2010, among Aveon I, Viridian Partners, Vermillion Asset Management, LLC, a Delaware limited liability company (“VAM”), Aveon Holdings II L.P., a Delaware limited partnership (“Aveon II”), Viridian Partners II, LLC, a Delaware limited liability company (“Viridian Partners II”), and the Majority Sellers; and (iii) Letter Agreement Regarding Extension of Expiration Date (as amended or otherwise modified from time to time in accordance with its terms, the “Letter Agreement Regarding Extension of Expiration Date”), dated as of January 11, 2010, among Aveon I, Viridian Partners, VAM, Aveon II, Parent (solely for purposes of the guaranty therein), Viridian Partners II, and the Sellers (collectively, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms as set forth in the Purchase Agreement (as amended hereby). The Purchase Agreement, the Amended LLC Agreement, the Ancillary Agreements, the Letter Agreement Regarding Change in Structure, Letter Agreement Regarding Extension of Expiration Date, and all of the documents and/or agreements referenced therein are collectively referred to herein as the “Transaction Documents”.

The purpose of this letter agreement (this “Letter Agreement”) is for the Parties to agree upon certain changes to the Purchase Agreement and certain of the other Transaction Documents and other matters. Therefore, we ask that you acknowledge and agree to the following by signing this Letter Agreement where indicated below:

Notwithstanding anything to the contrary set forth in the Transaction Documents, the Parties hereby acknowledge and agree as follows:

1.	Amendments.

(a)      The Amended LLC Agreement is hereby amended as follows: The definition of “50 Tranche” in Article I thereof shall be deleted in its entirety and replaced with the following: “ ‘105 Tranche’ means New Investment AUM not to exceed one hundred five million dollars ($105,000,000).”

(b)      The Transaction Documents, including, without limitation, the Purchase Agreement, the Amended LLC Agreement and the LLC Agreement of Viridian, are hereby amended as follows: Each reference to the term “50 Tranche” shall be deemed to be a reference to the term “105 Tranche”.

(c)      The Purchase Agreement is hereby amended as follows: The following definitions shall be added to Exhibit A in their correct alphabetical order:

“ ‘New Investment AUM’ shall have the meaning ascribed to such term in the Amended LLC Agreement.”

“ ‘Transaction Documents’ has the meaning set forth in that certain Letter Agreement Regarding Additional AUM, dated as of January 19, 2011, among Purchaser, Aveon II, the Company, VAM, Parent, Viridian Partners II and the Sellers (as amended or otherwise modified from time to time in accordance with its terms).”

2.      Covenants.    The Purchase Agreement is hereby additionally amended by adding the following as new Sections to Article VII thereof:

“Section 7.13    105 Tranche Monthly Payments.

(a)      In addition to any other payments due under this Agreement or any other Transaction Document, for each calendar month after the Closing Date, the Purchaser shall pay to the Sellers an aggregate amount equal to the product of (i) five million dollars ($5,000,000), multiplied by (ii) a fraction (expressed as a whole number), the numerator of which is the aggregate amount of New Investment AUM for the entire calendar month, and the denominator of which is fifty-five million dollars ($55,000,000) (each such payment and amount, the ‘105 Tranche Monthly Payment’); provided, however, that in the event any New Investment AUM, which was included for purposes of determining a 105 Tranche Monthly Payment and such payment was actually made in respect thereof, is subsequently redeemed prior to reaching the $55 Million Threshold (as defined below), then, prior to any additional 105 Tranche Monthly Payments being made, the aggregate AUM included in the 105 Tranche (as of the end of a calendar month) must be greater than the aggregate AUM included in the 105 Tranche as of immediately prior to such redemption(s); provided further that the obligation of the Purchaser to make payments to the Sellers pursuant to this Section 7.13(a) shall cease upon the Sellers’ receipt of five million dollars ($5,000,000) in the aggregate of 105 Tranche Monthly Payments and/or the Excess AUM Payment (as defined below). For purposes of this Agreement, the ‘Aggregate 105 Tranche AUM’ means, as of any date, the aggregate amount of New Investment AUM allocated and/or contributed to the 105 Tranche pursuant to this Section 7.13(a).

(b)      Each 105 Tranche Monthly Payment due to the Sellers hereunder shall be paid by the Purchaser to the Sellers in immediately available funds (to a bank account or accounts designated by VAM) no later than two (2) Business Days following the end of each applicable calendar month.

(c)      For purposes of this Section 7.13, the ‘$55 Million Threshold’ means the aggregate New Investment AUM included in the 105 Tranche is equal to or greater than fifty-five million dollars ($55,000,000).

(d)      Nothing in this Section 7.13 shall modify, diminish, increase or otherwise affect any other payments obligations or rights under this Agreement or any other Transaction Document, other than the Excess AUM Payment provided in Section 7.14.

Section 7.14    Excess AUM Payment. Notwithstanding anything to the contrary set forth herein or in the defined term ‘New Investment AUM’ (as set forth in the Amended LLC Agreement and/or the LLC Agreement for Viridian II LLC):

(a)      At any time during the period beginning on the Closing Date and ending on March 22, 2011, to the extent there is AUM available in the Funds (for the avoidance of doubt, excluding Aveon AUM (as such term is defined in the Amended LLC Agreement)) (‘Excess AUM’) in an amount greater than four hundred fifty million dollars ($450,000,000), the Sellers shall have the option, but not the obligation, to deem an amount of Excess AUM up to the difference of (x) fifty-five million dollars ($55,000,000), minus (y) the Aggregate 105 Tranche AUM as of such date (such amount of deemed Excess AUM, the ‘Deemed Amount of Excess AUM’), as New Investment AUM to be included in the 105 Tranche as of April 1, 2011 (the ‘Excess AUM Election’), by sending written notice of such Excess AUM Election to the Purchaser no later than March 22, 2011. To the extent the Sellers make the Excess AUM Election, then from and after April 1, 2011, Excess AUM in an amount equal to, but not in excess of, such Deemed Amount of Excess AUM shall be deemed to be New Investment AUM and available to be included in the 105 Tranche.

(b)      In addition to any other payments due under this Agreement or any other Transaction Document, upon the Sellers’ Excess AUM Election, the Purchaser shall pay to the Sellers an aggregate amount equal to five million dollars ($5,000,000) (the ‘Excess AUM Payment’) less any amount paid in accordance with Section 7.13 hereof, in immediately available funds (to a bank account or accounts designated by VAM) on or before March 25, 2011.

(c)      Nothing in this Section 7.14 shall modify, diminish, increase or otherwise affect any other payments obligations or rights under this Agreement or any other Transaction Document.”

3.      Additional Purchase Price.  Any 105 Tranche Monthly Payments and/or the Excess AUM Payment made pursuant to the Purchase Agreement shall be deemed to be additional Purchase Price paid to the Sellers under the Purchase Agreement.

4.      Waiver.  Purchaser hereby acknowledges and agrees that the execution, delivery and performance of this Letter Agreement and the transactions contemplated hereby, do not and shall not violate or contravene, or otherwise create any additional rights or remedies for the benefit of Aveon I, Aveon II or their Affiliates under, the Purchase Agreement, including, without limitation, Section 7.7(a) thereof, or any other Transaction Document.

5.      Reaffirmation.  Parent, as guarantor of the prompt and full payment, performance and satisfaction of the Purchaser Obligations, including, without limitation, the amounts due to Sellers under the Purchase Agreement (as amended by this Letter Agreement), hereby ratifies and reaffirms all of its payment and performance obligations of the Aveon I and Aveon II under each of the Purchase Agreement, the Letter Agreement Regarding Change in Structure, the Letter Agreement Regarding Extension of Expiration Date, this Letter Agreement, the Amended LLC Agreement, the Ancillary Agreements and any other Transaction Document. Parent hereby consents to this Letter Agreement and the amendments to and/or restatements of the Transaction Documents contemplated hereby. Parent acknowledges that each of the Purchase Agreement; the Letter Agreement Regarding Change in Structure; the Letter Agreement Regarding Form of Documents, dated as of August 4, 2010 and amended on December 2, 2010, among the parties thereto; the Letter Agreement Regarding Structure, dated as of August 4, 2010 and amended on December 2, 2010, among the parties thereto; and the Letter Agreement Regarding Extension of Expiration Date (collectively, the “Executed Agreements”), remains in full force and effect and is hereby ratified and reaffirmed. Except as specifically provided hereunder, the execution of this Letter Agreement shall not operate as a waiver of any right, power or remedy of the Sellers, constitute a waiver of any provision of any of the Executed Agreements or serve to effect a novation of the Purchaser Obligations.

6.      General.  All provisions of the Executed Agreements not hereby amended shall remain in full force and effect. The headings contained in this Letter Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Letter Agreement. This Letter Agreement and each of the Executed Agreements shall be read and construed together as a single instrument. To the extent of any inconsistency between the terms contained in any of the Executed Agreements and this Letter Agreement, the terms contained in this Letter Agreement shall control. This Letter Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without regard to any applicable conflicts of law rules or principles. This Letter Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which together shall be considered one and the same instrument.

If the foregoing accurately reflects our agreement with respect to the subject matter hereof, please sign in the appropriate space on the following pages.

Sincerely,

VIRIDIAN PARTNERS, LLC VIRIDIAN PARTNERS II, LLC

Consented and Agreed to:

AVEON HOLDINGS I L.P.

By:	Aveon Holdings I GP Inc., its general partner

By:	/s/ John J. Hassett
Name:	John J. Hassett
Title:	President and Chief Executive Officer

AVEON HOLDINGS II L.P.

By:	Aveon Holdings II GP L.P.,
its General Partner

By:	Aveon Holdings II GP Management L.L.C.,
its general partner

By:	The Aveon Group L.P.,
its sole member

By:	Aveon Management L.L.C.,
its general partner

By:	/s/ John J. Hassett
Name:	John J. Hassett
Title:	President and Chief Executive Officer

THE AVEON GROUP L.P.

By:	Aveon Management L.L.C., its general partner

By:	/s/ John J. Hassett
Name:	John J. Hassett
Title:	President and Chief Executive Officer

Signature Page to Letter Agreement Regarding

Additional AUM

VIRIDIAN PARTNERS, LLC

By:	/s/ Andrew Gilbert
Name:	Andrew Gilbert
Title:	Authorized Signatory

VIRIDIAN PARTNERS II, LLC

By:	/s/ Andrew Gilbert
Name:	Andrew Gilbert
Title:	Authorized Signatory

VERMILLION ASSET MANAGEMENT, LLC

By:	/s/ Andrew Gilbert
Name:	Andrew Gilbert
Title:	Authorized Signatory

/s/ Christopher Nygaard
Christopher Nygaard

/s/ Andrew Gilbert
Andrew Gilbert

/s/ Chris Zuech
Chris Zuech

/s/ David Jelinek
David Jelinek

/s/ Mark Brockett
Mark Brockett

/s/ Keith Kline
Keith Kline

Signature Page to Letter Agreement Regarding

Additional AUM